Exhibit 99.1

For Immediate Release

Federal-Mogul Reports Q1 2009 Net Loss on Reduced Revenue

Sales Better than Global Market Production Decline

Company Liquidity Remains Strong

Southfield, Michigan, May 5, 2009 . . . Federal-Mogul Corporation (NASDAQ: FDML) today reported its first quarter 2009 financial performance, with sales of $1,238 million. Federal-Mogul’s sales in Q1 2009 declined 27 percent on a constant dollar basis, or 33 percent including exchange, versus the same period of the prior year. The company’s sales were better than the global automotive production downturn of 39 percent versus Q1 2008, with the U.S. and European markets suffering a 56 percent and 41 percent decline, respectively. The company reported a net loss of $101 million which includes a $38 million restructuring charge as Federal-Mogul continues to align capacity and costs to the current market. Federal-Mogul reported positive Operational EBITDA of $70 million with the earnings impact of reduced sales in the quarter partially offset by a $50 million reduction in the company’s cost base versus the same period of 2008.

	Three Months Ended March 31
Financial Summary (in $millions)	2009	2008
Net sales	$1,238	$1,859
Gross margin	158	266
Selling, general and administrative expenses	184	209
Pre-tax loss	(97)	11
Net loss	(101)	(31)
Operational EBITDA [1]	70	207
Cash flow[2]	(196)	(163)

“Federal-Mogul’s financial results for the first quarter of 2009 reflect the global automotive market downturn and its related effects. The company’s Q1 2009 revenue declined, although less than the global markets. We continue to aggressively implement right-sizing actions to have the maximum impact on near-term results, while simultaneously protecting the company’s business strategy,” said José Maria Alapont, President and Chief Executive Officer.

The company in Q1 2009 recorded sales of $1,238 million, which is a 27 percent decline on a constant dollar basis, or 33 percent currency-impacted decline, when compared to a Q1 record of $1,859 million for the same period in 2008. This reduced revenue, although better than the global production decline, reflects the severity of the unprecedented global market downturn and the weakness of international currencies compared to the U.S. dollar. When comparing Federal-Mogul sales to global automotive production, the company’s market, customer and product diversity together with Federal-Mogul’s strong presence in the global aftermarket further mitigated the impact of the market decline in the quarter.

Federal-Mogul continued to implement its variable cost company strategy in Q1 2009 and expects to gain additional momentum with this strategy in subsequent quarters. Federal-Mogul recorded $38 million of restructuring expenses in the quarter as part of comprehensive restructuring plans announced in the second half of 2008. The company recently announced the closure of its Summerton, South Carolina and Dumas, Arkansas facilities and completed numerous actions throughout its global network resulting in the reduction of more than 2,500 operational and staff positions during the quarter. The company’s global employment of about 40,000, at the end of Q1 2009, is 20 percent lower than the same period of 2008. Further, Federal-Mogul is in consultation with several of its trade unions and other social partners as it prepares to implement other planned restructuring actions.

The company recorded gross margin of $158 million, or 12.8 percent of sales in the first quarter of 2009. Federal-Mogul implemented numerous actions throughout the company’s global operations and functional teams to improve operating performance. Approximately $25 million of cost reductions were achieved through operational productivity and cost management including labor flexing, short work weeks, down weeks, modified shift patterns, elimination of premium shifts and tight control on discretionary spending.

Selling, general and administrative expenses for the quarter were reduced to $184 million, or a $42 million improvement including favorable exchange, partially offset by $17 million non-cash pension expenses recorded in the quarter. This Q1 2009 SG&A expense compares favorably to $209 million for the same period in 2008.

The company recorded positive Operational EBITDA1 of $70 million during the first three months in 2009 and continues to benefit from aggressive restructuring plans established early in the downturn.

Federal-Mogul reported negative cash flow for Q1 2009 of $(196) million, compared to negative cash flow of $(163) million in Q1 2008 when adjusted for a one-time cash receipt of $225 million in Q1 2008 in connection with the company’s emergence from Chapter 11.

“Throughout the downturn, we have continued to support the development of leading technologies and innovation while we adapt our cost base to the current sales environment. We remain committed to our sustainable global profitable growth strategy throughout these challenging times,” Alapont said.

1	Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, the impact on gross margin of the fresh-start reporting valuation of inventory, and the non-cash expense relating to U.S. based funded pension plans.
2	Cash flow is equal to net cash provided by operating activities less net cash used by investing as set forth on the attached statement of cash flows, excluding cash received from the 524g trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs nearly 40,000 people in 36 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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CONTACT:	Paula Silver (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(Millions of Dollars, Except Per Share Data)

	Three Months Ended March 31
	2009	2008
Net sales	$1,237.5	$1,859.2
Cost of products sold	(1,079.8)	(1,592.8)

Gross margin	157.7	266.4

Selling, general and administrative expenses	(184.1)	(208.7)
Interest expense, net	(34.0)	(48.2)
Amortization expense	(12.2)	(16.1)
Chapter 11 and U.K. Administration related reorganization expenses	(0.8)	(9.8)
Equity earnings of unconsolidated affiliates	0.6	8.7
Restructuring expense, net	(38.3)	(1.7)
Other income (expense), net	14.4	(1.8)

Loss before income taxes	(96.7)	(11.2)
Income tax expense	(4.1)	(19.6)

Net loss	(100.8)	(30.8)

Less net income attributable to noncontrolling interests	(0.3)	(0.7)

Net loss attributable to Federal-Mogul	$(101.1)	$(31.5)

Loss per common share:

Basic	$(1.02)	$(0.31)

Diluted	$(1.02)	$(0.31)

Basic shares outstanding (in millions)	98.9	100.0
Diluted shares outstanding (in millions)	99.3	100.3

FEDERAL-MOGUL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) March 31 2009	December 31 2008
Current assets:
Cash and equivalents	$663.7	$888.2
Accounts receivable, net	983.1	938.7
Inventories, net	888.3	893.7
Prepaid expenses and other current assets	281.1	267.4

Total current assets	2,816.2	2,988.0

Property, plant and equipment, net	1,820.6	1,910.6
Goodwill and other indefinite-lived intangible assets	1,406.5	1,430.4
Definite-lived intangible assets, net	551.4	563.9
Other noncurrent assets	282.4	342.7

	$6,877.1	$7,235.6

Current liabilities:
Short-term debt, including current portion of long-term debt	$100.8	$101.7
Accounts payable	497.4	622.5
Accrued liabilities	508.1	483.1
Current portion of postemployment benefit liability	60.0	61.0
Other current liabilities	153.2	173.8

Total current liabilities	1,319.5	1,442.1

Long-term debt	2,764.8	2,768.0
Postemployment benefits	1,224.9	1,240.1
Long-term portion of deferred income taxes	546.9	553.4
Other accrued liabilities	208.4	235.9

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 99,404,500 outstanding shares as of March 31, 2009 and December 31, 2008)	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Accumulated deficit	(569.0)	(467.9)
Accumulated other comprehensive loss	(768.7)	(688.0)
Treasury stock, at cost	(16.7)	(16.7)

Total Federal-Mogul shareholders’ equity	769.3	951.1

Noncontrolling interests	43.3	45.0

Total shareholders’ equity	812.6	996.1

	$6,877.1	$7,235.6

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31
	2009	2008
	(Millions of Dollars)
Cash provided from (used by) operating activities
Net loss attributable to Federal-Mogul	$(101.1)	$(31.5)
Adjustments to reconcile net loss to net cash (used by) provided from operating activities:
Depreciation and amortization	77.3	88.4
Cash received from 524(g) Trust	—	225.0
Change in postemployment benefits, including pensions	14.1	(9.7)
Changes in deferred taxes	(3.5)	1.8
Changes in operating assets and liabilities:
Accounts receivable	(66.7)	(138.8)
Inventories	(22.2)	36.9
Accounts payable	(106.9)	(42.9)
Other assets and liabilities	48.8	(13.5)

Net cash (used by) provided from operating activities	(160.2)	115.7

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(44.7)	(64.1)
Net proceeds from the sale of property, plant and equipment	—	2.6
Payments to acquire business	—	(4.7)

Net cash used by investing activities	(44.7)	(66.2)

Cash provided from (used by) financing activities
Proceeds from borrowings on exit facility	—	2,082.0
Repayment of Tranche A, Revolver and PIK Notes	—	(1,790.8)
Principal payments on long-term debt	(7.4)	(7.4)
Increase (decrease) in short-term debt	2.1	(6.3)
(Decrease) increase in other long-term debt	(0.9)	9.9
Net payments from factoring arrangements	(8.5)	(2.4)
Debt issuance fees	(0.2)	(0.3)

Net cash (used by) provided from financing activities	(14.9)	284.7

Effect of foreign currency exchange rate fluctuations on cash	(4.7)	4.8

(Decrease) increase in cash and equivalents	(224.5)	339.0

Cash and equivalents at beginning of period	888.2	425.4

Cash and equivalents at end of period	$663.7	$764.4

FEDERAL-MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31
	2009	2008
Loss before income taxes	$(96.7)	$(11.2)
Depreciation and amortization	77.3	88.4
Chapter 11 and U.K. Administration related reorganization expense	0.8	9.8
Interest expense, net	34.0	48.2
Restructuring expense, net	38.3	1.7
Expense associated with U.S.-based funded pension plans	16.6	1.4
Fresh-start inventory adjustment	—	68.2
Other	(0.3)	0.5

Operational EBITDA	$70.0	$207.0

Net cash (used by) provided from operating activities:	$(160.2)	$115.7
Adjustments:
Cash received from 524(g) Trust	—	(225.0)
Net payments for implementation of the Plan, including settlement of non-debt liabilities subject to compromise	8.7	13.0

Cash used by operations, excluding the impacts of the Plan	(151.5)	(96.3)
Cash used by investing activities	(44.7)	(66.2)

Cash flow	$(196.2)	$(162.5)

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, the impact on gross margin of the fresh-start reporting valuation of inventory, and the non-cash expense relating to U.S.-based funded pension plans.